                                                                    EXHIBIT 99.1

                           APPLIED INNOVATION REPORTS
                      THIRD QUARTER 2005 FINANCIAL RESULTS

                    SOLID SALES DRIVE QUARTERLY PROFITABILITY

AT APPLIED INNOVATION:
William H. Largent
President and Chief Executive Officer
(614) 798-2000

DUBLIN, OHIO (OCTOBER 19, 2005) - Applied Innovation Inc. (NASDAQ: AINN) today announced operating results for the quarter ended September 30, 2005.

Sales for the three months ended September 30, 2005 were $8.4 million, compared to sales of $9.9 million in the third quarter of 2004. Operating income increased to $955,000 in 2005 from $769,000 in the corresponding quarter in 2004. Net income was $826,000, or $0.05 per share, for the third quarter of 2005 compared to net income of $806,000, or $0.05 per share, for the same period in 2004.

The Company generated $3.0 million of cash flow from operations and had cash and investments of $30.4 million as of September 30, 2005.

For the nine months ended September 30, 2005, sales totaled $23.4 million, an increase of $2.0 million over sales of $21.4 million for the first nine months of 2004. Year-to-date operating income in 2005 was $1.3 million versus an operating loss of $3.0 million for the same period in 2004. Net income for the first nine months of 2005 totaled $1.3 million, or $0.08 per share, compared to a net loss of $1.5 million, or $0.10 per share, for the same period in 2004.

President and CEO Bill Largent said, "Our third quarter 2005 operating results were in line with our internal plan. As previously disclosed, the Company is experiencing more stable buying patterns in 2005 leading to more consistent sales between quarters. While sales were slightly down compared to the prior year quarter, operating income improved by 24% as a result of the cost control measures taken over the past year."

Mr. Largent continued, "During the quarter, sales in our international and wireless markets were particularly strong, accounting for 46% of total sales. Consistent contributions from all areas of our business have resulted in a 9% increase in year-to-date sales and solid profitability."

RECENT HIGHLIGHTS

During the third quarter of 2005, the Company:

     - Sold $2.0 million of AIremote and AIswitch products to the Company's South African customer to provide remote site management and security for their nationwide ADSL network.

     - Shipped its 1000th AIremote. This product became generally available in the fourth quarter of 2003.

     - Completed inter-operability certification for AIbadgerXT with two leading CDMA Base Station providers.

     - Hosted a series of customer seminars in South Africa focused on gaining competitive advantage through network management.

     - Matched employee contributions to the American Red Cross, donating a company-wide total of $10,000 to support Hurricane Katrina relief efforts.

OTHER OPERATING RESULTS

Overall gross profit for the third quarter of 2005 was $4.7 million compared to gross profit of $5.5 million for the third quarter of 2004. As a percentage of sales, gross profit was 56% for both quarterly periods.
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Gross profit on product sales for the third quarter of 2005 was $3.9 million, or
54% of product sales of $7.2 million. For the same period last year, product sales of $8.5 million generated gross profit of $4.7 million, or 55% of product sales.

Services gross profit for the quarter ended September 30, 2005 was $793,000, or 64% of services sales of $1.2 million. For the third quarter of 2004, services sales of $1.4 million generated gross profit of $801,000, or 57% of services sales. The 2005 increase in services gross profit margin was primarily attributable to reduced costs in 2005 and a more favorable mix of relatively higher margin maintenance contract sales in the current year as compared to 2004.

Research and development (R&D) expenses for the third quarter of 2005 were $1.2 million versus $1.4 million for the third quarter of 2004. Selling, general and administrative (SG&A) expenses for the third quarter of 2005 were $2.5 million compared to $3.4 million for the third quarter of 2004. The decrease in R&D and SG&A expenses was primarily attributable to cost savings associated with restructuring events enacted during the last year and the Company's continued focus on controlling operating costs.

In the third quarter of 2005, the Company decreased its year-to-date effective tax rate to 31% from the 37% rate recorded during the first six months of the year. Revised estimates related primarily to the Company's research and experimentation tax credit and foreign income exclusion resulted in the tax rate decrease. Additionally, during this year's third quarter, reductions of certain federal and state tax accruals totaling $74,000 decreased the quarterly tax rate to 28%. The Company's effective tax rate on an annualized basis is estimated at 32%.

INDUSTRY AND COMPANY OUTLOOK

Mr. Largent stated, "The increased industry investment we saw in the first half of the year continued into the third quarter with customers placing follow-on orders to support previously announced next generation initiatives such as Fiber-to-the-premises, IP video, 3G wireless and other technologies related to the convergence of voice, data and video. We believe our product portfolio addresses our customers' need to securely manage and automate the operation of these new networks, particularly at remote sites where technology can be applied to reduce costs and increase service quality.

"The Company's focus during the first nine months of the year was on developing a solid, profitable business model and improving visibility into the Company's sales levels. We believe that we have made significant progress towards these objectives by controlling costs and continuing to add quality staff to our team.

"For the fourth quarter of 2005, we expect sales to range from $8 million to $9 million, representing flat to modest growth compared with this year's third quarter sales," concluded Largent.

ABOUT APPLIED INNOVATION

Applied Innovation is a network management solutions company that simplifies and enhances the operation of complex, distributed voice and data networks. Building on a deep knowledge of network architecture, elements and management, Applied Innovation delivers unique hardware, software and service solutions that provide greater connectivity, visibility and control of network elements and the systems that support them.

Applied Innovation, headquartered in Dublin, Ohio, is traded on NASDAQ under the symbol AINN. For more information, please visit the Company's Web site at www.AppliedInnovation.com.

SAFE HARBOR STATEMENT

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of the Company and its management. These forward-looking statements involve numerous risks and uncertainties, including, without limitation: the demand for telecommunication equipment generally and in particular for the equipment and services offered by the Company; the Company's ability to generate sales orders during 2005 and thereafter; that the anticipated demand for the products and services offered by the Company may decrease as a result of the economic and political climate in which the Company operates; the acceptance of the Company's present products and services and its ability to
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hire technical staff; the Company's ability to adapt to technological changes;
the availability of capital to support the Company's business plans; and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including the Company's Annual Report on Form 10-K for the year ended December 31, 2004. One or more of these factors have affected, and could in the future affect, the Company's business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.
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APPLIED INNOVATION INC.
SUMMARY FINANCIAL HIGHLIGHTS
($ in thousands, except per share and shares outstanding)

SUMMARY BALANCE SHEET INFORMATION

                                                  (Unaudited)
                                                Sept. 30, 2005   Dec. 31, 2004
                                                --------------   -------------
Cash and cash equivalents                           $ 9,204         $ 9,774
Short-term investments                                9,223           6,922
Accounts receivable, net                              3,337           4,658
Inventory, net                                        2,471           2,392
Other current assets                                  1,320           1,490
                                                    -------         -------
   Current assets                                    25,555          25,236
Property, plant and equipment, net                    6,008           6,541
Investments                                          11,981           9,002
Goodwill                                              3,526           3,526
Other assets                                          2,594           3,093
                                                    -------         -------
   Total assets                                     $49,664         $47,398
                                                    =======         =======

Accounts payable                                      1,037             853
Accrued expenses                                      2,818           2,704
Deferred revenue                                      1,262             901
                                                    -------         -------
   Total current liabilities                          5,117           4,458
Stockholders' equity                                 44,547          42,940
                                                    -------         -------
   Total liabilities and stockholders' equity       $49,664         $47,398
                                                    =======         =======

SUMMARY OPERATIONAL INFORMATION (UNAUDITED)

                                        Three Months Ended          Nine Months Ended
                                             Sept. 30,                  Sept. 30,
                                    -------------------------   -------------------------
                                        2005          2004          2005          2004
                                    -----------   -----------   -----------   -----------
Sales                               $     8,424   $     9,873   $    23,378   $    21,437
Cost of sales                             3,762         4,377        10,178        10,046
                                    -----------   -----------   -----------   -----------
   Gross profit                           4,662         5,496        13,200        11,391
R&D                                       1,209         1,358         3,305         4,043
SG&A                                      2,508         3,369         7,661        10,166
Restructuring charges                       (10)           --           885           228
                                    -----------   -----------   -----------   -----------
   Income (loss) from operations            955           769         1,349        (3,046)
Interest and other income                   190           103           524           283
                                    -----------   -----------   -----------   -----------
   Income (loss) before taxes             1,145           872         1,873        (2,763)
Income tax expense (benefit)                319            66           588        (1,243)
                                    -----------   -----------   -----------   -----------
   Net income (loss)                $       826   $       806   $     1,285   $    (1,520)
                                    ===========   ===========   ===========   ===========

Diluted earnings (loss) per share   $      0.05   $      0.05   $      0.08   $     (0.10)
Diluted shares                       15,273,509    15,100,237    15,233,391    15,071,034

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SUMMARY CASH FLOW INFORMATION (UNAUDITED)

                                        Three Months Ended   Nine Months Ended
                                             Sept. 30,           Sept. 30,
                                        ------------------   -----------------
                                          2005      2004       2005      2004
                                        -------   -------    -------   -------
Operating activities:
   Net income (loss)                    $   826   $   806    $ 1,285   $(1,520)
   Depreciation and amortization            154       291        551       980
   Deferred income taxes                    295        --        529    (1,169)
   Other non-cash items                      (5)        5         12        87
   Working capital changes, net           1,685    (2,669)     2,076    (1,923)
                                        -------   -------    -------   -------
      Operating cash flow                 2,955    (1,567)     4,453    (3,545)
                                        -------   -------    -------   -------
Investing activities:
   Purchases of PP&E                        (56)      (24)       (59)     (547)
   Changes in investments, net           (1,030)      (98)    (5,330)     (410)
   Other, net                                 1        --         22        16
                                        -------   -------    -------   -------
      Investing cash flow                (1,085)     (122)    (5,367)     (941)
                                        -------   -------    -------   -------
Financing activities:
   Payment of note payable                   --      (750)        --      (750)
   Proceeds from sale of stock              117        50        344       185
                                        -------   -------    -------   -------
      Financing cash flow                   117      (700)       344      (565)
                                        -------   -------    -------   -------
Increase (decrease) in cash and cash
   equivalents                            1,987    (2,389)      (570)   (5,051)
Cash and cash equivalents - beginning
   of period                              7,217     9,369      9,774    12,031
                                        -------   -------    -------   -------
Cash and cash equivalents - end of
   period                               $ 9,204   $ 6,980    $ 9,204   $ 6,980
                                        =======   =======    =======   =======